Exhibit 99.1

For immediate release	August 12, 2020

Crown Crafts Reports Fiscal 2021 First Quarter Results

●	Net sales increased 1.6% for the quarter
●	Improved gross margin and an increase in net income of 12.6%
●	Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the first quarter of fiscal year 2021, which ended June 28, 2020.

“We are very pleased to begin our 2021 fiscal year with a strong performance in all metrics,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “In spite of the ongoing pandemic impacting the economy, consumer demand for the Company’s products remained strong, and we continue to control our costs,” Chestnut continued.

Financial Results

Net income for the first quarter of fiscal 2021 was $1.2 million, or $0.12 per diluted share, on net sales of $16.2 million, compared with net income of $1.1 million, or $0.11 per diluted share, on net sales of $15.9 million for the first quarter of fiscal 2020. Prior year net income was impacted favorably by $292,000, or $0.03 per diluted share, due to a reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously accrued. Gross profit for the current year quarter increased to 31.0% of net sales from 28.5% of net sales in the prior year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 2, 2020 to stockholders of record at the close of business on September 11, 2020. “Due to our strong performance and financial position, the Board has decided to resume the payment of dividends as an appropriate return of value to our stockholders,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on November 13, 2020. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10146364.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, the impact of the COVID-19 pandemic on the Company’s business operations, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:               Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Periods Ended
	June 28, 2020	June 30, 2019
Net sales	$16,205	$15,942
Gross profit	5,023	4,551
Gross profit percentage	31.0%	28.5%
Income from operations	1,643	1,099
Income before income tax expense	1,640	1,136
Income tax expense	425	57
Net income	1,215	1,079
Basic earnings per share	$0.12	$0.11
Diluted earnings per share	$0.12	$0.11

Weighted Average Shares Outstanding:
Basic	10,171	10,119
Diluted	10,171	10,119

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	June 28, 2020
	(Unaudited)	March 29, 2020
Cash and cash equivalents	$6,710	$282
Accounts receivable, net of allowances	15,072	17,803
Inventories	17,330	17,732
Total current assets	40,153	37,041
Operating lease right of use assets	4,465	4,896
Finite-lived intangible assets - net	5,368	5,577
Goodwill	7,125	7,125
Total assets	$59,700	$57,173

Total current liabilities	9,335	6,479
Long-term debt	1,227	2,578
Operating lease liabilities, noncurrent	4,650	4,959

Shareholders’ equity	43,737	42,436
Total liabilities and shareholders’ equity	$59,700	$57,173